Exhibit 5.1

October 1, 2010

Rhino Resource Partners LP

424 Lewis Hargett Circle, Suite 250

Lexington, Kentucky 40503

Ladies and Gentlemen:

We have acted as counsel for Rhino Resource Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the Partnership’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of an aggregate of up to 2,479,400 common units representing limited partner interests in the Partnership (the “Common Units”), pursuant to the Partnership’s registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2010.

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Partnership and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Partnership’s First Amended and Restated Agreement of Limited Partnership, (iii) the Partnership’s Certificate of Limited Partnership, (iv) the Rhino Long-Term Incentive Plan (the “Plan”), and (v) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter.

We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents.

Based on the foregoing and subject to the limitations set forth herein, we are of the opinion that the Common Units have been duly authorized and, when the Common Units are issued in accordance with the terms of the Plan and the instruments executed pursuant to the Plan that govern the awards to which Common Units relate, the Common Units will be validly issued and fully paid and non-assessable.

This opinion is limited in all respects to the federal laws of the United States of America and to the Delaware Revised Uniform Limited Partnership Act, as interpreted by federal courts and the courts of the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

This opinion letter may be filed as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

Vinson & Elkins L.L.P.

/s/ VINSON & ELKINS L.L.P.

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